SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 4)*
Proxim Wireless Corporation
(Name of Issuer)
Common Stock, $0.01 par value per share
(Title of Class of Securities)
88077B 10 8
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88077B 10	13G	Page	2	of	18 Pages

1	NAMES OF REPORTING PERSONS Mobius Technology Ventures VI, L.P. (“MTV”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		281,856

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		281,856

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	281,856

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	1.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	3	of	18 Pages

1	NAMES OF REPORTING PERSONS Mobius Technology Ventures Advisors Fund VI, L.P. (“MTAF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,051

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		11,051

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,051

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.05%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	4	of	18 Pages

1	NAMES OF REPORTING PERSONS Mobius Technology Ventures Side Fund VI, L.P. (“MTSF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,464

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		11,464

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,464

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.05%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	5	of	18 Pages

1	NAMES OF REPORTING PERSONS SOFTBANK US Ventures VI, L.P. (“SBUSV”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		302,104

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		302,104

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	302,104

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	6	of	18 Pages

1	NAMES OF REPORTING PERSONS Mobius VI LLC (“Mobius”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		606,475

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		606,475

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	606,475

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	7	of	18 Pages

1	NAMES OF REPORTING PERSONS SOFTBANK Technology Ventures Advisors Fund V, L.P. (“SBTAF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		30,262

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		30,262

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	30,262

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	8	of	18 Pages

1	NAMES OF REPORTING PERSONS SOFTBANK Technology Entrepreneurs Fund V, L.P. (“SBTEF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		19,800

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		19,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	19,800

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	9	of	18 Pages

1	NAMES OF REPORTING PERSONS SOFTBANK Technology Ventures V, L.P. (“SB Tech”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,099,010

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,099,010

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,099,010

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	10	of	18 Pages

1	NAMES OF REPORTING PERSONS SBTV V LLC (“SBTV”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,149,072

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,149,072

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,149,072

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	88077B 10	13G	Page	11	of	18 Pages

1	NAMES OF REPORTING PERSONS Bradley A. Feld (“BAF”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,705,485

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,705,485

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,705,485

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	7.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	88077B 10	13G	Page	12	of	18 Pages

1	NAMES OF REPORTING PERSONS Jason A. Mendelson (“JAM”)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		606,475

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		606,475

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	606,475

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	2.6%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1(a). Name of Issuer:
Proxim Wireless Corporation
Item 1(b). Address of Issuer’s Principal Executive Offices:
2115 O’Nel Drive
San Jose, CA 95131
Item 2(a). Name of Person Filing:
Mobius Technology Ventures VI, L.P. (“MTV”)
Mobius Technology Ventures Side Fund VI, L.P. (“MTSF”)
Mobius Technology Ventures Advisors Fund VI, L.P. (“MTAF”)
SOFTBANK U.S. Ventures VI, L.P. (“SBUSV”)
Mobius VI LLC (“Mobius”)
SOFTBANK Technology Ventures V, L.P. (“SB Tech”)
SOFTBANK Technology Ventures Advisors Fund V, L.P. (“SBTAF”)
SOFTBANK Technology Entrepreneurs Fund V, L.P. (“SBTEF”)
SBTV V LLC (“SBTV”)
Bradley A. Feld (“BAF”)
Jason A. Mendelson (“JAM”)
Item 2(b). Address of Principal Business Office or, if none, Residence:
1050 Walnut Street, Suite 210
Boulder, CO 80302
Item 2(c). Citizenship:

MTV:	Delaware
MTSF:	Delaware
MTAF:	Delaware
SBUSV:	Delaware
Mobius:	Delaware
SB Tech:	Delaware
SBTAF:	Delaware
SBTEF:	Delaware
SBTV:	Delaware
BAF:	United States
JAM:	United Stated
Item 2(d). Title of Class of Securities:
Common Stock, $0.01 par value per share
Item 2(e). CUSIP Number:
88077B 10 8
Item 3. If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Page 13 of 18 Pages

Item 4. Ownership
          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

			Sole Power	Shares Power	Sole Power to	Shared Power
	Amount		to Vote or to	to Vote or to	Dispose or to	to Dispose or
	Beneficially		Direct the	Direct the	Direct the	to Direct the
	Owned	% of Class	Vote	Vote	Disposition of	Disposition of
MTV (1)	281,856	1.2%	0	281,856	0	281,856
MTSF (2)	11,464	0.05%	0	11,464	0	11,464
MTAF (3)	11,051	0.05%	0	11,051	0	11,051
SBUSV (4)	302,104	1.3%	0	302,104	0	302,104
Mobius (5)	606,475	2.6%	0	606,475	0	606,475
SB Tech (6)	1,099,010	4.5%	0	1,099,010	0	1,099,010
SBTAF (7)	30,262	0.1%	0	30,262	0	30,262
SBTEF (8)	19,800	0.1%	0	19,800	0	19,800
SBTV (9)	1,149,072	4.7%	0	1,149,072	0	1,149,072
BAF (10)	1,705,485	7.3%	0	1,705,485	0	1,705,485
JAM (11)	606,475	2.6%	0	606,475	0	606,475

(1)	Listed shares held of record by MTV. MTV has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTV, and (ii) BAF and JAM, as managing members of Mobius.

(2)	Listed shares held of record by MTSF. MTSF has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTSF, and (ii) BAF and JAM, as managing members of Mobius.

(3)	Listed shares held of record by MTAF. MTAF has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTAF, and (ii) BAF and JAM, as managing members of Mobius.

(4)	Listed shares held of record by SBUSV. SBUSV has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of SBUSV, and (ii) BAF and JAM, as managing members of Mobius.

(5)	Mobius has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3) and (4) above, as applicable, and (ii) BAF and JAM, as managing members of Mobius.

(6)	Listed shares held of record by SB Tech. SB Tech has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SB Tech, and (ii) BAF as managing member of SBTV.

(7)	Listed shares held of record by SBTAF. SBTAF has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SBTAF, and (ii) BAF as managing member of SBTV.

(8)	Listed shares held of record by SBTEF. SBTEF has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SBTEF, and (ii) BAF as managing member of SBTV.

Page 14 of 18 Pages

(9)	SBTV has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (6), (7), and (8) above, as applicable, and (ii) BAF as managing member of SBTV.

(10)	Has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3), (4), (6), (7) and (8) above, as applicable, (ii) Mobius and SBTV, and (iii) the other managing members of Mobius and SBTV.

(11)	Has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3), and (4) above, as applicable, (ii) Mobius, and (iii) the other managing members of Mobius.
Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.
Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Not applicable.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.
Item 8. Identification and Classification of Members of the Group
Not applicable.
Item 9. Notice of Dissolution of a Group
Not applicable.

Page 15 of 18 Pages

Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2009

SOFTBANK Technology Ventures V, L.P.

By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson
Name: Jason A. Mendelson
Title: General Counsel

SOFTBANK Technology Advisors Fund V, L.P.

By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: General Counsel

SOFTBANK Technology Entrepreneurs Fund V, L.P.

By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: General Counsel

SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: General Counsel

Page 16 of 18 Pages

MOBIUS Technology Ventures VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: Managing Director and General Counsel

MOBIUS Technology Ventures
Advisors Fund VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: Managing Director and General Counsel

MOBIUS Technology Ventures Side Fund VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: Managing Director and General Counsel

SOFTBANK U.S. Ventures VI, L.P.

By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: Managing Director and General Counsel

MOBIUS VI, LLC

By:	/s/ Jason A. Mendelson

Name: Jason A. Mendelson
Title: Managing Director and General Counsel

Page 17 of 18 Pages

Bradley A. Feld

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson
Title: Attorney-in-fact / authorized
signatory for SEC Filings*

Jason A. Mendelson

By:	/s/ Jason A. Mendelson Name: Jason A. Mendelson

*	Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.

Page 18 of 18 Pages